EXECUTION COPY

OPTION AND LICENSE AGREEMENT

BY AND BETWEEN

PROMET THERAPEUTICS, LLC

AND

CONCERT PHARMACEUTICALS, INC.

DATED AS OF OCTOBER 4th, 2017

TABLE OF CONTENTS

OPTION AND LICENSE AGREEMENT

THIS OPTION AND LICENSE AGREEMENT is entered into this ___ day of October, 2017 (the "Effective Date"), by and between Promet Therapeutics, LLC, a limited liability company organized under the laws of ____________, having a business address at 7380 Coca Cola Drive, Suite 106, Hanover, MD 21076 ("Promet"), and CoNCERT Pharmaceuticals, Inc., a corporation organized under the laws of Delaware, having a business address at 99 Hayden Avenue, Suite 500, Lexington, MA 02421 ("CoNCERT").

WHEREAS, CoNCERT has developed or obtained rights to CoNCERT Know-How, CoNCERT Patent Rights and the CoNCERT Compound (each as defined below); and

WHEREAS, Promet desires to obtain an option to license the CoNCERT Patent Rights and the CoNCERT Know-How to Develop and Commercialize Compounds and Products (each as defined below), under the terms and conditions set forth herein, and CoNCERT desires to grant such an option;

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms, whether used in the singular or plural, shall have the following meanings:

1.1 "Act". Act means both the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the regulations promulgated under the foregoing, as amended from time to time.

1.2 "Affiliate". Affiliate means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, "control" (including, with correlative meanings, "controlled by", "controlling" and "under common control with") means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any vested and exercisable option, warrant or other similar arrangement) or other comparable equity interests. For clarity, neither of the Parties shall be deemed to be an "Affiliate" of the other.

1.3 "Bankruptcy Code". Bankruptcy Code means Title 11 of the U.S. Code, as amended from time to time.

1.4 "Business Day". Business Day means a day that is not a Saturday, Sunday or a day on which banking institutions in Boston, Massachusetts are authorized by Law to remain closed.

1.5 "Calendar Quarter". Calendar Quarter means each of the periods ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.6 "Calendar Year". Calendar Year means each calendar year during the Term.

1.7 "Combination Product". Combination Product means (a) any pharmaceutical product that is a single formulation consisting of a Compound and one or more other active compounds or active ingredients, which other active compounds or active ingredients are not Compounds ("Other API") or (b) any combination of a Compound sold together with any separately formulated Other API for a single invoiced price.

1.8 "Commercialization" or "Commercialize". Commercialization or Commercialize means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, Manufacturing commercial supplies of, distributing, importing, offering for sale or selling a product.

1.9 "Commercially Reasonable Efforts". Commercially Reasonable Efforts means, with respect to an objective, the reasonable, diligent, good faith efforts of a Party (including the efforts of its Affiliates and Sublicensees) to accomplish such objective that a biopharmaceutical company of comparable size and resources would normally use to accomplish a similar objective under similar circumstances, and, specifically with respect to obligations hereunder relating to a Compound or Product, the carrying out of such obligations with those efforts and resources that a biopharmaceutical company of comparable size and resources would use were it Developing, Manufacturing or Commercializing its own pharmaceutical products that are at a similar stage of development or product life cycle and of similar market potential as the Compound or Product, taking into account actual and potential issues of safety, efficacy or stability, product profile (including product modality, category and mechanism of action), stage of development or life cycle status, product labeling or anticipated labeling, the present and future market potential, past performance of the Compound or Product, actual and projected Development, Regulatory Approval, pricing and reimbursement approval, Manufacturing and Commercialization costs, existing or projected pricing, sales, reimbursement and financial return, medical and clinical considerations, present and future regulatory environment, any issues regarding the ability to Manufacture the Compound or Product, the likelihood and timing of obtaining Regulatory Approvals and pricing and reimbursement approvals, proprietary position, strength and duration of patent protection and anticipated exclusivity, competitive Third Party products at the time and the likely competitive environment at the time of projected entry into the market and thereafter, and any other relevant scientific, technical, operational and commercial factors, all as measured by the facts and circumstances at the time such efforts are due. Commercially Reasonable Efforts will be determined on a country-by-country and indication-by-indication basis for the Compound or Product, and the level of effort is expected to change over time, reflecting changes in the status and value of the Compound or Product and the market conditions and country(ies) involved.

1.10 "Compound". Compound means CTP-499 and each metabolite thereof.

1.11 "CoNCERT Intellectual Property". CoNCERT Intellectual Property means the CoNCERT Know-How and the CoNCERT Patent Rights.

1.12 "CoNCERT Know-How". CoNCERT Know-How means all Know-How that is Controlled by CoNCERT or any of its Affiliates as of the Effective Date or thereafter during the Term (other than any Know-How included in Joint Intellectual Property) that is necessary or useful to Develop, Manufacture or Commercialize any Compound or Product; provided, however, that, if CoNCERT is acquired by a Third Party, "CoNCERT Know-How" shall exclude any Know-How that (a) is Controlled by such Third Party or the Affiliates of such Third Party (other than CoNCERT and the Persons that were CoNCERT's Affiliates immediately prior to the closing of such acquisition transaction (such Affiliates, "CoNCERT Pre-Existing Affiliates")) ("CoNCERT Excluded Affiliates") and (b) was not Controlled by CoNCERT or any of the CoNCERT Pre-Existing Affiliates immediately prior to the closing of such acquisition transaction; provided further that, if, after the closing of such acquisition, any such CoNCERT Excluded Affiliate Develops or Commercializes any Compound or Product or otherwise performs any activities or obtains any rights with respect to any Compound or Product, such Affiliate will cease to be a CoNCERT Excluded Affiliate and applicable Know-How that is Controlled by such Affiliate shall be included in CoNCERT Know-How.

1.13 "CoNCERT Patent Rights". CoNCERT Patent Rights means all Patent Rights in the Territory that are Controlled by CoNCERT or any of its Affiliates as of the Effective Date or thereafter during the Term (other than Joint Patent Rights) that Cover any Compound or Product. The CoNCERT Patent Rights existing as of the Effective Date are set forth on Schedule 1.13; provided, however, that, if CoNCERT is acquired by a Third Party, "CoNCERT Patent Rights" shall exclude any Patent Rights that (a) are Controlled by such Third Party or the Affiliates of such Third Party (other than CoNCERT and CoNCERT Pre-Existing Affiliates) and (b) were not Controlled by CoNCERT or any of the CoNCERT Pre-Existing Affiliates immediately prior to the closing of such acquisition transaction; provided further that, if, after the closing of such acquisition, any such CoNCERT Excluded Affiliate Develops or Commercializes any Compound or Product or otherwise performs any activities or obtains any rights with respect to any Compound or Product, such Affiliate will cease to be a CoNCERT Excluded Affiliate and applicable Patent Rights that are Controlled by such Affiliate shall be included in CoNCERT Patent Rights.

1.14 "Control" or "Controlled". Control or Controlled means, with respect to any tangible property or intellectual property right or other intangible property, the possession (whether by ownership or license (other than by grant of a license to one Party by the other Party pursuant to this Agreement or by grant of a license or sublicense to a Sublicensee by Promet pursuant to a license or sublicense agreement)) by a Person of the ability to grant to another Person access to such tangible property or access to or a license or sublicense to such intellectual property right or other intangible property, as provided herein without violating the terms of any agreement with any other Person.

1.15 "Cover", "Covering" or "Covered". Cover, Covering or Covered means, with respect to a compound, product, technology, process or method that, in the absence of ownership of or a license granted under a Patent Right, the manufacture, use, offer for sale, sale or importation of such compound or product or the practice of such technology, process or method would infringe such Patent Right (or, in the case of a Patent Right that has not yet issued, would infringe such Patent Right if it were to issue).

1.16 "Development" or "Develop". Development or Develop means pre-clinical, non-clinical and clinical drug research, discovery and development activities, including IND-enabling toxicology and other IND-enabling pre-clinical development efforts, stability testing, process development, compound property optimization, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, Manufacturing supplies of compounds and products for pre-clinical, non-clinical and clinical use, clinical studies (including pre- and post-approval studies and investigator sponsored clinical studies), regulatory affairs, and Regulatory Approval and clinical study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals).

1.17 "EMA". EMA means the European Medicines Agency and any successor agency.

1.18 "FDA". FDA means the U.S. Food and Drug Administration and any successor agency.

1.19 "Field". Field means all medical uses.

1.20 "First Commercial Sale". First Commercial Sale means, with respect to a Product in a country, the first sale of such Product in such country by Promet, any of its Affiliates or any Sublicensee to the first unrelated Third Party (excluding any Sublicensee) in such country for use or consumption of such Product in such country after receipt of the first Regulatory Approval for such Product in such country.

1.21 "Governmental Authority". Governmental Authority means any national, federal, state or local government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.22 "IND". IND means an investigational new drug application filed with the FDA with respect to a Compound or Product, or an equivalent application filed with the Regulatory Authority of a country or regulatory jurisdiction in the Territory other than the U.S., and all amendments and supplements thereto.

1.23 "Joint Intellectual Property". Joint Intellectual Property means the Joint Inventions and Joint Patent Rights.

1.24 "Know-How". Know-How means all unpatented technical information, trade secrets, formulae, standards, knowledge, directions, instructions, test protocols, procedures and results, studies, analyses, raw material sources, data, manufacturing data, and any other confidential or proprietary interest in information.

1.25 "Law" or "Laws". Law or Laws means all laws, statutes, rules, regulations, orders, judgments or ordinances of any Governmental Authority.

1.26 "Losses". Losses means any and all (a) claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, awards, judgments, and settlement amounts (including special, indirect, incidental, and consequential damages, lost profits, and Third Party punitive and multiple damages), and (b) in connection with all of the items referred to in clause (a) above, any and all costs and expenses (including reasonable counsel fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened).

1.27 "Major European Country". Major European Country means France, Germany or the United Kingdom.

1.28 "Major Markets". Major Markets means, collectively, the U.S., each of the Major European Countries and Japan, and Major Market means any one of the foregoing.

1.29 "Manufacture" or "Manufacturing". Manufacture or Manufacturing means activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a product.

1.30 "MHLW". MHLW means the Japanese Ministry of Health, Labour and Welfare, and any successor agency.

1.31 "MTA". MTA means the Material Transfer Agreement by and between the Parties, dated as of May 2, 2017, as amended.

1.32 "NDA". NDA means a New Drug Application, as defined in the Act, filed with the FDA with respect to a Compound or Product, or an equivalent application filed with the Regulatory Authority of a country in the Territory other than the U.S., and all amendments and supplements thereto.

1.33 "Net Sales". Net Sales means the gross amounts billed or invoiced by Promet, or any of its Affiliates or Sublicensees, to any Third Party that is not a Sublicensee with respect to sales of Products in the Territory, calculated in the same manner as reported in such Person's audited financial statements, less the following:

(a) Volume, cash or trade discounts, credits or allowances, including discounts in the form of inventory management fees paid to wholesalers and distributors;

(b) Credits, refunds or allowances granted upon returns, rejections or recalls and for retroactive price reductions or billing errors;

(c) Freight, postage, shipping and insurance costs incurred in transporting the applicable Products;

(d) Amounts paid (including rebates and chargeback payments or credits or other equivalents thereof) to formularies, government or government agency programs, trade customers, managed health care organizations and pharmacy benefit managers (or equivalents thereof) to obtain listing or purchase of the applicable Products;

(e) Bad debts and uncollectible amounts relating to the sale of Products that are actually written off; and

(f) Taxes, tariffs, duties or other governmental charges (other than income taxes) levied on, absorbed, or otherwise imposed on the sales, transportation, delivery, use, exportation, or importation of the applicable Products.

Sales of Products between Promet and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, provided that the subsequent resale of such Products to a Third Party are included in the computation of Net Sales. Disposal or use of Products at or below cost for marketing, regulatory, development or charitable purposes, such as clinical trials, compassionate use, named patient use, or indigent patient programs, shall not be deemed a sale hereunder.

If a Product is sold as part of a Combination Product, Net Sales will be the product of (x) Net Sales of the Combination Product calculated as above (*i.e.*, calculated as for a non-Combination Product) and (y) the fraction (A/(A+B)), where:

(i) A is the average selling price of the Product comprising a Compound as the sole therapeutically active ingredient during the most recently completed Calendar Quarter during which such non-Combination Product was sold in such country; and

(ii) B is the average selling price in such country of products containing the Other API contained in the Combination Product as the sole therapeutically active ingredient when sold separately during the most recently completed Calendar Quarter during which such products were sold in such country.

If both A and B cannot be determined by reference to non-Combination Product sales as described above, then Net Sales for purposes of determining royalty payments will be calculated as above, but the average selling price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, in the applicable country, variations in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product. If the Parties are unable to reach such an agreement prior to the end of the applicable accounting period, then the Parties will refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution, which will be final and binding on the Parties.

1.34 "Option Period". Option Period means the period of time beginning on the Effective Date and ending on the date nine (9) months after the Effective Date.

1.35 "Party". Party means either CoNCERT or Promet; "Parties" means both CoNCERT and Promet.

1.36 "Patent Rights". Patent Rights means all patent applications, patents, certificates of invention, applications for certificates of invention and priority patent filings, including any continuations, continuations-in-part, renewals, requests for continued examination and divisions of any such patents and patent applications, any patents or certificates of invention issuing from any of the foregoing, any extensions, reissues, reexaminations, substitutions, confirmations, registrations, revalidations, revisions, additions or supplementary patent certificates thereto, and all foreign counterparts thereof.

1.37 "Payments". Payments means royalties and other amounts payable by Promet to CoNCERT pursuant to this Agreement.

1.38 "Person". Person means any natural person or any corporation, company, partnership, joint venture, firm, Governmental Authority or other entity, including a Party.

1.39 "Product". Product means any pharmaceutical preparation containing one or more Compounds as its only active ingredient(s) or any Combination Product. For the avoidance of doubt, nothing in this Agreement grants to Promet any right or license under any Patent Rights or Know-How Controlled by CoNCERT with respect to any Other API.

1.40 "Promet Intellectual Property" means, collectively, Promet Know-How and Promet Patent Rights.

1.41 "Promet Know-How". Promet Know-How means all Know-How Controlled as of the Effective Date or thereafter during the Term by Promet or any of its Affiliates (other than any Know-How included in Joint Intellectual Property) that is used by Promet or any of its Affiliates in the Development, Manufacture or Commercialization of any Compound or Product; provided, however, that, if Promet is acquired by a Third Party, "Promet Know-How" shall exclude any Know-How that (a) is Controlled by such Third Party or the Affiliates of such Third Party (other than Promet and the Persons that were Promet's Affiliates immediately prior to the closing of such acquisition transaction (such Affiliates, "Promet Pre-Existing Affiliates")) ("Promet Excluded Affiliates") and (b) was not Controlled by Promet or any of the Promet Pre-Existing Affiliates immediately prior to the closing of such acquisition transaction; provided further that, if, after the closing of such acquisition, any such Promet Excluded Affiliate Develops or Commercializes any Compound or Product or otherwise performs any activities or obtains any rights with respect to any Compound or Product, such Affiliate will cease to be a Promet Excluded Affiliate and applicable Know-How that is Controlled by such Affiliate shall be included in Promet Know-How.

1.42 "Promet Patent Rights". Promet Patent Rights means all Patent Rights in the Territory Controlled as of the Effective Date or thereafter during the Term by Promet or any of its Affiliates (other than Joint Patent Rights) that Cover any Compound or Product and are used by Promet or any of its Affiliates in the Development, Manufacture or Commercialization of any Compound or Product; provided, however, that, if Promet is acquired by a Third Party, "Promet Patent Rights" shall exclude any Patent Rights that (a) are Controlled by such Third Party or the Affiliates of such Third Party (other than Promet and Promet Pre-Existing Affiliates) and (b) were not Controlled by Promet or any of the Promet Pre-Existing Affiliates immediately prior to the closing of such acquisition transaction; provided further that, if, after the closing of such

acquisition, any such Promet Excluded Affiliate Develops or Commercializes any Compound or Product or otherwise performs any activities or obtains any rights with respect to any Compound or Product, such Affiliate will cease to be a Promet Excluded Affiliate and applicable Patent Rights that are Controlled by such Affiliate shall be included in Promet Patent Rights.

1.43 "Regulatory Approval". Regulatory Approval means an approval by the applicable Regulatory Authority of an NDA and any other approval, license, registration, permit, notification or authorization (or waiver) of the applicable Regulatory Authority, which is necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of pharmaceutical products in a given country or regulatory jurisdiction, other than any pricing or reimbursement approval.

1.44 "Regulatory Authority". Regulatory Authority means any Governmental Authority with responsibility for granting licenses or approvals necessary for the development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of pharmaceutical products in a country or regulatory jurisdiction, including the FDA, EMA or MHLW.

1.45 "Regulatory Exclusivity". Regulatory Exclusivity means exclusive marketing rights or data protection or other exclusivity rights conferred by any Regulatory Authority with respect to a Product in a country or regulatory jurisdiction within the Territory, other than a Patent Right, including orphan drug exclusivity, pediatric exclusivity and rights conferred in the U.S. under the Hatch-Waxman Act.

1.46 "Satisfactory Financing Round". Satisfactory Financing Round means the first financing round that enables Promet to satisfy all of the conditions in Sections 2.1(b)(i) and (ii).

1.47 "Satisfactory Financing Round Securities". Satisfactory Financing Round Securities means shares of the same class and series of capital stock of Promet issued to other investors in the Satisfactory Financing Round.

1.48 "Senior Executive". Senior Executive means, with respect to CoNCERT, the Chief Executive Officer of CoNCERT, or his or her designee, and, with respect to Promet, the __________ of Promet, or his or her designee. "Senior Executives" means the applicable officers of CoNCERT and Promet.

1.49 "Sublicensee". Sublicensee means a Third Party that has been granted a sublicense under the rights granted to Promet pursuant to Section 2.2 of this Agreement, beyond the mere right to purchase Compound or Product from Promet or its Affiliates or Sublicensees.

1.50 "Territory". Territory means all countries of the world.

1.51 "Third Party". Third Party means any Person other than CoNCERT or Promet or any of their respective Affiliates.

1.52 "U.S.". U.S. means the United States of America, including its territories and possessions.

1.53 "Valid Claim". Valid Claim means any claim of (a) an issued and unexpired patent within the CoNCERT Patent Rights that has not been revoked or held unenforceable or invalid by a final decision of a court or other Governmental Authority of competent jurisdiction, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a patent application within the CoNCERT Patent Rights; provided that such a claim within a patent application has not been canceled, withdrawn, or abandoned or been pending for more than seven (7) years from the date of its first priority filing in the applicable country. For clarity, a claim of a patent that, pursuant to clause (b), had ceased to be a Valid Claim before it issued but that subsequently issues and is otherwise described by clause (a), shall again be considered to be a Valid Claim once it issues until it is no longer considered a Valid Claim in accordance with clause (a).

1.54 Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition:	**Section:**
Abandoned Patents	Section 7.2(a)
Agents	Section 8.1
Board	Section 2.6
Commercialization Plan	Section 4.2
CoNCERT	Preamble
CoNCERT Excluded Affiliates	Section 1.12
CoNCERT Observer	Section 2.6
CoNCERT Parties	Section 10.1
CoNCERT Pre-Existing Affiliates	Section 1.12
CoNCERT Sole Inventions	Section 7.1(b)
Confidential Information	Section 8.2
Confidentiality Agreement	Section 8.2
Courts	Section 12.1
Effective Date	Preamble
Indemnified Party	Section 10.3(a)
Indemnifying Party	Section 10.3(a)
Infringement Claim	Section 7.3(a)
Joint Inventions	Section 7.1(c)
Joint Patent Rights	Section 7.2(b)
Late Payment Notice	Section 6.9
Option	Section 2.1(a)
Option Exercise Date	Section 2.1(b)
Other API	Section 1.7
Paragraph IV Claim	Section 7.8(a)
Product Liability Claim	Section 10.1(b)
Promet	Preamble
Promet Excluded Affiliates	Section 1.41
Promet Parties	Section 10.2
Promet Pre-Existing Affiliates	Section 1.41
Promet Sole Inventions	Section 7.1(b)
Royalty Term	Section 6.3(b)
Sole Inventions	Section 7.1(b)
Sublicensee Intellectual Property	Section 2.2(c)

Definition:	**Section:**
Sublicensee Materials	Section 2.2(c)
Taxes	Section 6.6
Term	Section 11.1
Third Party Claims	Section 10.1
Third Party Patent License	Section 6.3(c)
Transition Alliance Manager	Section 2.7

1.55 Captions; Certain Conventions; Construction. All headings and captions herein are for convenience only and shall not be interpreted as having any substantive meaning. The Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires:

(a) words of any gender include each other gender;

(b) words such as "herein", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(c) words using the singular shall include the plural, and vice versa;

(d) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "but not limited to", "without limitation", "inter alia" or words of similar import;

(e) the word "or" shall be deemed to include the word "and" (*i.e.*, shall mean "and/or")

(f) references to "Article," "Section," "subsection", "paragraph", "clause" or other subdivision, or to a Schedule, without reference to a document, are to the specified provision or Schedule of this Agreement; and

(g) references to "$" or "dollars" shall be references to U.S. Dollars.

This Agreement shall be construed as if the Parties drafted it jointly.

ARTICLE II
GRANTS OF RIGHTS

2.1 Option.

(a) Grant. CoNCERT hereby grants to Promet the exclusive option, exercisable at Promet's sole discretion, to obtain the exclusive license set forth in Section 2.2(a) (the "Option").

(b) Option Exercise. Promet shall have the right to exercise the Option by written notice to CoNCERT solely during the Option Period; provided that Promet (i) has raised gross proceeds of at least Eight Million Dollars ($8,000,000) (such amounts raised shall include

any grants or other non-dilutive amounts received by Promet after the Effective Date) in one or more equity or other financings after the Effective Date, and (ii) has a post-money valuation, following the closing of its then most recent equity financing and based on the terms of such financing, of at least Forty Million Five Hundred Thousand Dollars ($40,500,000). The date on which Promet exercises the Option, if any, shall be the "Option Exercise Date."

(c) Expiration of the Option. If, for any reason (including a failure to meet the conditions in Sections 2.1(b)(i) and (ii) prior to the end of the Option Period), Promet does not exercise the Option within the Option Period, then (a) such Option shall terminate and be of no further force or effect as of the expiration of the Option Period and (b) this Agreement shall terminate in accordance with Section 11.2.

2.2 Licenses.

(a) Commercialization License. Subject to the terms of this Agreement, upon Promet's exercise of the Option pursuant to Section 2.1, CoNCERT shall, and hereby does, grant to Promet an exclusive (even as to CoNCERT and its Affiliates), royalty-bearing right and license, including the right to sublicense in accordance with Section 2.2(c), under the CoNCERT Intellectual Property and CoNCERT's interest in the Joint Intellectual Property, to Develop, Manufacture, use and Commercialize, including filing for, obtaining and maintaining Regulatory Approval for, Products in the Field in the Territory.

(b) Development License. Subject to the terms of this Agreement, CoNCERT hereby grants to Promet, for the duration of the Option Period, an exclusive (even as to CoNCERT and its Affiliates, but subject to the rights of CoNCERT and its Affiliates to Develop Compounds and Products as specifically set forth in this Agreement), right and license, including the right to sublicense in accordance with Section 2.2(c), under the CoNCERT Intellectual Property and CoNCERT's interest in the Joint Intellectual Property, to Develop Compounds and Products in the Field in the Territory.

(c) Sublicenses. From and after the Option Exercise Date, Promet shall have the right to grant sublicenses under the licenses to CoNCERT Intellectual Property and CoNCERT's interest in the Joint Intellectual Property granted to Promet under Section 2.2(a) and Section 2.2(b) to its Affiliates and to Third Parties without CoNCERT's prior written approval but with written notice to CoNCERT; provided, however, that any such sublicense shall be subject to all applicable terms and conditions of this Agreement. Promet shall use Commercially Reasonable Efforts to cause each agreement with each Sublicensee to include grants of rights sufficient to enable Promet to grant substantially the rights set forth in Sections 11.8(b) through 11.8(f) with respect to (i) all Know-How and Patent Rights (including all applicable pre-clinical and clinical data, including pharmacology and biology data; Manufacturing documents and materials; and Manufacturing technologies) Controlled by such Sublicensee during the Term and used by such Sublicensee in the Development, Manufacture or Commercialization of any Compound or Product (collectively, "Sublicensee Intellectual Property"); (ii) all filings with Regulatory Authorities in the Territory relating to Compounds and Products and Regulatory Approvals relating to Compounds and Products held by such Sublicensee, including related correspondence with Regulatory Authorities; (iii) all Manufacturing agreements to which such Sublicensee is a party that are related to Compounds or Products; (iv) all of such Sublicensee's

inventory of Compounds and Products existing as of the applicable date; and (v) all trademarks owned by such Sublicensee and used solely in connection with the Products, along with all associated goodwill ((i)-(v), collectively, "Sublicensee Materials").

2.3 Rights Retained by the Parties. Any rights of CoNCERT or Promet, as the case may be, not expressly granted to the other Party under the provisions of this Agreement shall be retained by such Party.

2.4 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement, including the licenses granted under Section 2.1, 2.2 or 11.8(e) to Patent Rights and Know-How (including any data included in the Know-How), are and will otherwise be deemed to be for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined in Section 101(35A) of the Bankruptcy Code. Each Party will retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for "intellectual property."

2.5 Transfer of CoNCERT Know-How. To the extent not addressed in the MTA, during the period beginning on the Effective Date and ending on the date that is three (3) months after the Option Exercise Date, CoNCERT shall transition CoNCERT Know-How to Promet and provide Promet with reasonable amounts of consultation regarding the transferred CoNCERT Know-How.

2.6 Board Observer. CoNCERT shall be entitled to have one representative of CoNCERT (the "CoNCERT Observer") attend all regularly held and special meetings of the Board of Directors of Promet (the "Board") in a nonvoting observer capacity and to receive notice of all meetings of the Board, and Promet shall give such CoNCERT Observer copies of all notices, minutes, consents and other material that it provides to its directors at or about the same time as delivered to such directors; provided, however, that the CoNCERT Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information and materials so provided and Promet reserves the right to exclude the CoNCERT Observer from any meeting or portion thereof of the Board or from access to any material or portion thereof if Promet reasonably believes that such exclusion or withholding of information with respect thereto is reasonably necessary to (a) preserve attorney-client privilege or (b) comply with the terms and conditions of confidentiality agreements with Third Parties or otherwise protect the confidential information of Promet to the extent there may be a conflict interest on the part of CoNCERT. CoNCERT's right under this Section 2.6 shall expire if and when CoNCERT's ownership interest in Promet first decreases below ten percent (10%) of the outstanding voting stock of Promet. CoNCERT shall bear any costs and expenses of performance of the CoNCERT Observer pursuant to this Agreement.

2.7 Transition Alliance Managers. CoNCERT and Promet each acknowledge and agree that it would be beneficial for each to have a representative with a general understanding of the Development, Manufacturing and Commercialization issues relating to the Compounds and Products to act as a transition alliance manager ("Transition Alliance Manager"), and each Party

will appoint such a person promptly after the Option Exercise Date. It is envisioned that the Transition Alliance Managers will serve as a single point of contact within each Party with responsibility for facilitating communication and collaboration between the Parties, including by aiding in the transfer of documents and materials between the Parties. Each Party may replace its Transition Alliance Manager with an alternative representative at any time with prior written notice to the other Party. A Party shall bear any costs and expenses of performance by its Transition Alliance Manager pursuant to this Agreement. Each Party's Alliance Manager and any substitute for an Alliance Manager shall be bound by obligations of confidentiality and non-use applicable to the other Party's Confidential Information that are at least as stringent as those set forth in ARTICLE VIII.

ARTICLE III
DEVELOPMENT

3.1 General. From and after the Effective Date, and subject to the terms of this Agreement, including the requirements of ARTICLE V, Promet (or its Affiliates or Sublicensees) shall control and be solely responsible for the Development of and regulatory activities with respect to Compounds and Products in the Field in the Territory, including all costs and expenses relating thereto; provided, however, that, prior to the Option Exercise Date, CoNCERT will reasonably cooperate with Promet, as Promet may reasonably request and at Promet's expense, to enable Promet to interact with FDA in order to discuss the Development of and regulatory activities with respect to Compounds and Products for the indications Promet desires to pursue with respect to such Compounds and Products. If Promet requests CoNCERT's cooperation as described above, the Parties shall mutually agree in advance on a budget therefor, and Promet shall reimburse CoNCERT for any expenses incurred by CoNCERT under this Section 3.1 within thirty (30) days after receiving an invoice therefor.

3.2 Exchange of Information Regarding Development. At least once each Calendar Year (or, from and after the date on which CoNCERT's right under Section 2.6 expires, at least once each six (6) months), beginning on the Effective Date and ending on the date on which Promet obtains the first Regulatory Approval for a Product in a Major Market, Promet shall provide CoNCERT with a reasonably detailed report describing Promet's Development activities and the summary results thereof with respect to all Compounds and Products.

ARTICLE IV
COMMERCIALIZATION

4.1 General. From and after the Option Exercise Date, and subject to the terms of this Agreement, including the requirements of ARTICLE V, Promet (or its Affiliates or Sublicensees) shall control and be solely responsible for the Commercialization of Products in the Field in the Territory, including all costs and expenses relating thereto.

4.2 Commercialization Plans. During the Royalty Term with respect to each Product, at least thirty (30) days prior to the commencement of each Calendar Year, Promet shall provide CoNCERT, for information purposes only, a summary of the planned Commercialization activities to be conducted by or on behalf of Promet and its Affiliates and Sublicensees with

respect to such Product in each country in the Territory during such Calendar Year (each such plan, a "Commercialization Plan").

ARTICLE V
DILIGENCE

5.1 Commercially Reasonable Efforts. During the Term, Promet shall, directly or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts, from and after the Option Exercise Date, to (a) Develop and obtain Regulatory Approval for one (1) Product in the Field in the U.S. and at least one (1) other Major Market and (b) subject to obtaining Regulatory Approval in the applicable Major Market if required, Commercialize one (1) Product in the Field in the U.S. and at least one (1) other Major Market.

5.2 Termination for Failure to Meet Diligence Obligation. If, at any time during the Term, CoNCERT reasonably believes that Promet (itself and through its Affiliates and Sublicensees) has not complied with its obligations under Section 5.1 to Develop one (1) Compound or Product in the Field in the U.S. and at least one (1) other Major Market for any consecutive nine (9) month period following the Option Exercise Date, CoNCERT shall provide written notice to Promet specifying the nature of such reasonable belief, and CoNCERT may terminate this Agreement pursuant to Section 11.5.

ARTICLE VI
FINANCIAL PROVISIONS

6.1 Equity Investment. In partial consideration for the rights granted to Promet hereunder, if Promet exercises the Option pursuant to Section 2.1, within five (5) Business Days following the Option Exercise Date, pursuant to the terms of a customary stock purchase agreement between Promet and CoNCERT on mutually acceptable terms (which shall include a reasonable and customary lock up provision in connection with any public offering applicable to the Satisfactory Financing Round Securities on terms consistent with those applicable to the shares purchased by any other investor in the Satisfactory Financing Round), Promet shall issue to CoNCERT, for no additional consideration, shares of Satisfactory Financing Round Securities representing the lesser of (a) the number of shares determined by dividing Eight Million Dollars ($8,000,000) by the price per share paid by other investors in the Satisfactory Financing Round or (b) the number of shares rounded down to the nearest whole share equal to nineteen and nine tenths percent (19.9%) of the issued and outstanding shares of Promet immediately following the issuance of such shares to CoNCERT. Following the execution of such stock purchase agreement, CoNCERT shall be entitled to the same right to participate in future financing rounds of Promet (and subject to the same exceptions) as applicable to any investor in the Satisfactory Financing Round.

By way of example, if Promet has a pre-investment valuation of Eighty Million Dollars ($80,000,000) and Ten Million Shares are authorized pre-investment, the value per share pre-investment would be Eight Dollars per share ($8.00/share). If gross proceeds of Eight Million Dollars ($8,000,000) are raised, the new investor(s) would receive One Million shares (1,000,000) and CoNCERT would receive One Million shares (1,000,000) with a new total of authorized shares of Twelve Million shares (12,000,000) post-investment.

6.2 Development and Commercialization Costs. For clarity, following the Effective Date, Promet shall be solely responsible for all costs it incurs in Developing and Commercializing Compounds and Products, including all Manufacturing costs.

6.3 Product Royalties.

(a) Royalty Rate. Promet shall pay to CoNCERT royalties, on a Product-by-Product basis, on worldwide Net Sales of Products in the Territory during each Calendar Year during the applicable Royalty Term as follows:

Worldwide Annual Net Sales of Products	Royalty Rate
For that portion less than or equal to One Hundred Million Dollars ($100,000,000)	4%
For that portion greater than One Hundred Million Dollars ($100,000,000) and less than or equal to Five Hundred Million Dollars ($500,000,000)	5%
For that portion greater than Five Hundred Million Dollars ($500,000,000) and less than or equal to One Billion Dollars ($1,000,000,000)	6%
For that portion greater than One Billion Dollars ($1,000,000,000)	With respect to Net Sales made by Promet or any of its Affiliates, 10% of such Net Sales With respect to Net Sales made by any Sublicensee, the greater of (i) 6% of such Net Sales or (ii) 50% of all payments received by Promet or any of its Affiliates with respect to such Net Sales

For purposes of calculating royalties, in each Calendar Quarter in which cumulative Net Sales of Products for the applicable Calendar Year exceed One Billion Dollars ($1,000,000,000), the royalty shall first be calculated using the applicable royalty rates applied to Net Sales of Promet and its Affiliates and next using the applicable royalty rates applied to Net Sales of Sublicensees or fifty percent (50%) of payments received by Promet or any of its Affiliates with respect to such Net Sales, as applicable (as illustrated in the Q3 row of the table in the third example below).

By way of example, if worldwide Net Sales by Promet's Sublicensees in a Calendar Year are Two Billion Dollars ($2,000,000,000), neither Promet nor any of its Affiliates made any Net Sales in such Calendar Year, and Promet's Sublicensees are required to pay Promet and its Affiliates a royalty of eighteen percent (18%) of worldwide annual Net Sales made by such Sublicensees greater than One Billion Dollars ($1,000,000,000), then Promet will pay CoNCERT a royalty of One Hundred Forty-Four Million Dollars ($144,000,000), comprising Four Million Dollars ($4,000,000) on that portion of Net Sales that is less than or equal to One Hundred Million Dollars ($100,000,000), Twenty Million Dollars ($20,000,000) on that portion of Net Sales that is greater than One Hundred Million Dollars ($100,000,000) and less than or equal to Five Hundred Million Dollars ($500,000,000), Thirty Million Dollars ($30,000,000) on that portion of Net Sales that is greater than Five Hundred Million Dollars ($500,000,000) and less than or equal to One Billion Dollars ($1,000,000,000), and Ninety Million Dollars

($90,000,000) on that portion of Net Sales in excess of One Billion Dollars ($1,000,000,000) (which equals fifty percent (50%) of the One Hundred Eighty Million Dollars ($180,000,000) of royalties on Net Sales in excess of One Billion Dollars ($1,000,000,000) received by Promet from its Sublicensees).

By way of further example, if worldwide annual Net Sales by Promet's Sublicensees in a Calendar Year are Two Billion Dollars ($2,000,000,000), neither Promet nor any of its Affiliates made any Net Sales in such Calendar Year, and Promet's Sublicensees are required to pay Promet and its Affiliates a royalty of ten percent (10%) of worldwide annual Net Sales made by such Sublicensees greater than One Billion Dollars ($1,000,000,000), then Promet will pay CoNCERT a royalty of One Hundred Fourteen Million Dollars ($114,000,000), comprising Four Million Dollars ($4,000,000) on that portion of Net Sales that is less than or equal to One Hundred Million Dollars ($100,000,000), Twenty Million Dollars ($20,000,000) on that portion of Net Sales that is greater than One Hundred Million Dollars ($100,000,000) and less than or equal to Five Hundred Million Dollars ($500,000,000), Thirty Million Dollars ($30,000,000) on that portion of Net Sales that is greater than Five Hundred Million Dollars ($500,000,000) and less than or equal to One Billion Dollars ($1,000,000,000), and Sixty Million Dollars ($60,000,000) on that portion of Net Sales in excess of One Billion Dollars ($1,000,000,000) (which equals six percent (6%) of that portion of Net Sales in excess of One Billion Dollars ($1,000,000,000), because it is greater than fifty percent (50%) of the One Hundred Million Dollars ($100,000,000) of royalties on Net Sales in excess of One Billion Dollars ($1,000,000,000) received by Promet from its Sublicensees).

By way of further example, and as illustrated in the table below, if worldwide annual Net Sales are Three Billion Dollars ($3,000,000,000), of which Promet and its Affiliates made Net Sales of One Billion Five Hundred Fifty Million Dollars ($1,550,000,000) and Promet's Sublicensees made Net Sales of One Billion Four Hundred Fifty Million Dollars ($1,450,000,000) in such Calendar Year, and Promet's Sublicensees are required to pay Promet and its Affiliates a royalty of ten percent (10%) of worldwide annual Net Sales made by such Sublicensees, then Promet will pay CoNCERT a royalty of Two Hundred Six Million Dollars ($206,000,000), comprising Four Million Dollars ($4,000,000) on that portion of Net Sales that is less than or equal to One Hundred Million Dollars ($100,000,000), Twenty Million Dollars ($20,000,000) on that portion of Net Sales that is greater than One Hundred Million Dollars ($100,000,000) and less than or equal to Five Hundred Million Dollars ($500,000,000), Thirty Million Dollars ($30,000,000) on that portion of Net Sales that is greater than Five Hundred Million Dollars ($500,000,000) and less than or equal to One Billion Dollars ($1,000,000,000), Eighty Million Dollars ($80,000,000) on that portion of Net Sales made by Promet and its Affiliates in excess of One Billion Dollars ($1,000,000,000) and Seventy-Two Million Dollars ($72,000,000) on that portion of Net Sales made by Promet's Sublicensees in excess of One Billion Dollars ($1,000,000,000) (which equals six percent (6%) of that portion of Net Sales in excess of One Billion Dollars ($1,000,000,000), because it is greater than fifty percent (50%) of the One Hundred Twenty Million Dollars ($120,000,000) of royalties on Net Sales in excess of One Billion Dollars ($1,000,000,000) received by Promet from its Sublicensees).

	Promet & Affiliates	Sublicensees

	Sales	Royalty %	Royalty Payment to CoNCERT	Sales	Royalty %	Royalty Payment to CoNCERT
Q1	$50M	4%	$2M	$50M	4%	$2M
Total Q1 Net Sales: $100M						
Q2	$200M	5%	$10M	$200M	5%	$10M
Total Q1 + Q2 Net Sales: $500M						
Q3	$600M: $500M $100M	 6% 10%	 $30M $10M	$500M	Greater of (i) 6% or (ii) 50% of all payments received by Promet or any of its Affiliates with respect to such Net Sales	$30M
Total Q1 + Q2 +Q3 Net Sales: $1.6B						
Q4	$700M	10%	$70M	$700M	Greater of (i) 6% or (ii) 50% of all payments received by Promet or any of its Affiliates with respect to such Net Sales	$42M
Total Annual Promet Sales: $1.55B						
Total Annual Sublicensee Sales: $1.45B						
Total Annual Net Sales: $3B						
Total Annual Royalty Payment to CoNCERT: $206M						

(b) Royalty Term and Adjustments. Promet's royalty obligations to CoNCERT under this Section 6.3 shall commence on a country-by-country and Product-by-Product basis on the Effective Date and shall expire on a country-by-country basis and Product-by-Product basis on the later of (i) expiration or invalidation of the last Valid Claim Covering

such Product in such country or (ii) the tenth (10th) anniversary of the date of the First Commercial Sale by Promet or any of its Affiliates or Sublicensees to a non-Sublicensee Third Party of such Product in such country (the "Royalty Term"); provided that, during any period within the Royalty Term remaining after the expiration of all Valid Claims Covering such Product in such country and all Regulatory Exclusivity as to such Product in such country, the royalties payable as to such Product in such country under this Section 6.3 shall be reduced to fifty percent (50%) of the royalties otherwise payable as to such Product in such country pursuant to Section 6.3(a). Such royalty reduction will be calculated by determining the portion of total Net Sales of the relevant Product in a Calendar Quarter that is attributable to the applicable country in which such reduction applies, and by determining the total royalties without reduction, and then reducing by fifty percent (50%) the applicable portion (based on Net Sales) of total royalties attributable to the country in which such reduction applies.

(c) Third Party Payments. If, in order to Develop, Manufacture, use or Commercialize a Product in the Field in a country of the Territory, Promet or its Affiliate or Sublicensee is obligated to obtain a license or comparable grant of rights (*e.g.*, a covenant not to sue) under any Patent Rights from a Third Party ("Third Party Patent License") and pay a royalty under such Third Party Patent License with respect to such Product in such country, then, subject to Section 6.3(d), one hundred percent (100%) of such royalties actually paid by Promet, its Affiliates or Sublicensees shall be creditable against royalties payable to CoNCERT hereunder with respect to such Product in such country; provided that, if Promet is obligated to enter into any Third Party Patent License, Promet shall use Commercially Reasonable Efforts to minimize the royalties owed by Promet under such Third Party Patent License.

(d) Limitation on Royalty Reductions. Notwithstanding anything to the contrary in this Section 6.3, in no event shall the royalties payable under this Section 6.3 with respect to Net Sales of any Product in any country in any Calendar Quarter be reduced to less than fifty percent (50%) of the royalties payable under Section 6.3(a) with respect to Net Sales of such Product in such country in such Calendar Quarter; provided, however, that any amount which is entitled to be credited under Section 6.3(c) but is not credited as a result of the foregoing limitation in this Section 6.3(d) shall be carried over and applied against royalties payable to CoNCERT in respect of such Product in such country in subsequent periods of the Royalty Term until the full deduction is taken.

6.4 Reports; Payments. Within forty-five (45) days after the end of each Calendar Quarter during which there are Net Sales giving rise to a payment obligation under Section 6.3, Promet shall submit to CoNCERT a report identifying, for each Product, the gross sales, itemized deductions and Net Sales for such Product for each country in the Territory for such Calendar Quarter and the basis for any reduction in royalties pursuant to any subsection of Section 6.3. Concurrently with each such report, Promet shall pay to CoNCERT all royalties payable by it under Section 6.3.

6.5 Books and Records; Audit Rights. Promet shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required by Section 6.3. CoNCERT shall have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by CoNCERT and reasonably acceptable to Promet, review any such records of Promet in the location(s) where

such records are maintained by Promet upon reasonable notice (which shall be no less than fourteen (14) days prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 6.3 within the thirty-six (36) month period preceding the date of the request for review. The report of such accounting firm shall be limited to a certificate stating whether any report made or payment submitted by Promet during such period is accurate or inaccurate and the actual amounts of Net Sales, and royalties due, for such period. Promet shall receive a copy of each such report concurrently with receipt by CoNCERT. Should such inspection lead to the discovery of a discrepancy to CoNCERT's detriment, Promet shall pay within five (5) Business Days after its receipt from the accounting firm of the certificate the amount of the discrepancy plus interest calculated in accordance with Section 6.9. CoNCERT shall pay the full cost of the review unless the underpayment of royalties is greater than five percent (5%) of the amount due for any applicable Calendar Year, in which case Promet shall pay the reasonable cost charged by such accounting firm for such review. Any overpayment by Promet revealed by an examination shall be fully creditable against future Payments.

6.6 Tax Matters. Except as expressly provided below, no payments to be made to CoNCERT by Promet hereunder shall be reduced by or on account of any taxes, levies, imposts, duties, charges, assessments or fees (collectively, "Taxes"). Notwithstanding the immediately preceding sentence, if any applicable Law requires (with due regard to any relief to which CoNCERT may be entitled) that Taxes be deducted and withheld from any payment made to CoNCERT by Promet under this Agreement, Promet shall (a) deduct those Taxes, together with any interest and penalties properly assessed thereon, from such payment or from any other payment owed by Promet hereunder; (b) transmit the amounts so deducted to the proper Governmental Authority; (c) send evidence of the requirement together with proof of due transmission of the amounts described in clause (b) to CoNCERT promptly following such payment; and (d) remit to CoNCERT the net amount of such payment after taking account of such deduction. In determining whether to deduct any amount hereunder, Promet shall take due account of all documentation supplied by CoNCERT, and of other facts known to Promet, supporting a reduction in any Tax otherwise required to be deducted, or a credit therefor or refund thereof. Promet will reasonably cooperate with CoNCERT in respect of Tax matters relating to payments made by Promet to CoNCERT under this Agreement and any disputes with a Governmental Authority regarding such matters, including without limitation: (y) complying with reasonable requests from CoNCERT to change the form, place or other circumstances of payments to be made to CoNCERT by Promet under this Agreement so as to reduce the incidence of Taxes on such payments or recover any Taxes imposed on such payments (any such recovery to be for the benefit of CoNCERT); and (z) in connection with any official or unofficial audit or contest relating to such payments.

6.7 Payment Method and Currency Conversion. All Payments shall be made in U.S. dollars in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Promet's election, to CoNCERT's bank account at Silicon Valley Bank, or to such other bank account as CoNCERT shall designate in a notice at least ten (10) days before the payment is due. CoNCERT's wiring instructions are set forth on Schedule 6.7. For the purposes of determining the amount of any royalties due for the relevant Calendar Quarter under Section 6.3, the amount of Net Sales in any foreign currency shall be converted into U.S. dollars in accordance with the

prevailing rates of exchange for the relevant month for converting such first currency into such other currency used by Promet's (or its Sublicensee's) internal accounting systems, which are independently audited on an annual basis. Upon request by CoNCERT, Promet shall disclose the bases for the rates of exchange used for purposes of assuring that such rates reflect prevailing rates of exchange.

6.8 Blocked Payments. If by reason of applicable Laws in any country in the Territory, it becomes impossible or illegal for Promet or any of its Affiliates or Sublicensees to transfer, or have transferred on its behalf royalties or other payments to CoNCERT or to Promet or its Affiliates or Sublicensees, Promet shall promptly notify CoNCERT of the conditions preventing such transfer. To the extent any payments to CoNCERT cannot be transferred pursuant to the preceding sentence, such amounts shall be deposited in local currency in the relevant country to the credit of CoNCERT in a recognized banking institution designated by CoNCERT or, if none is designated by CoNCERT within a period of thirty (30) days, in a recognized banking institution selected by Promet or its Affiliate or Sublicensee, as the case may be, and identified in a notice given to CoNCERT. If so deposited in a foreign country, Promet shall provide, or cause its Affiliate or Sublicensee to provide, reasonable cooperation to CoNCERT so as to allow CoNCERT to assume control over such deposit as promptly as practicable.

6.9 Late Payments. If a Party shall fail to make a timely payment pursuant to the terms of this Agreement, the other Party shall provide written notice of such failure to the non-paying Party (a "Late Payment Notice"), and interest shall accrue on the past due amount starting on the date of the Late Payment Notice at the thirty (30) day U.S. dollar London Interbank Offered Rate effective for the date that payment was due (as published in the Wall Street Journal) plus five percent (5%) per annum, computed for the actual number of days after the date of the Late Payment Notice that the payment was past due.

ARTICLE VII
INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

7.1 Ownership of Inventions.

(a) MTA. If, for any reason (including a failure to meet the conditions in Sections 2.1(b)(i) and 2.1(b)(ii) prior to end of the Option Period), Promet does not exercise the Option within the Option Period, all Promet Sole Inventions and Joint Inventions made after the Effective Date shall be governed by the terms of the MTA and Promet shall, and hereby does, assign the same to CoNCERT to the extent set forth the MTA upon the expiration of the Option Period; provided, however, that, notwithstanding the terms of the MTA, Promet shall not be required to assign such inventions to CoNCERT prior to the end the of Option Period. If Promet does exercise the Option within the Option Period, ownership of all Promet Sole Inventions and Joint Inventions made after the effective date of the MTA (*i.e.*, May 2, 2017) shall be governed by the terms of this Agreement.

(b) Sole Inventions. Subject to Section 7.1(a), each Party shall exclusively own all inventions relating to any Compound or Product or its manufacture or use made solely

by such Party, its employees, agents and consultants ("Sole Inventions"). Sole Inventions made solely by Promet, its employees, agents and consultants are referred to herein as "Promet Sole Inventions". Sole Inventions made solely by CoNCERT, its employees, agents and consultants are referred to herein as "CoNCERT Sole Inventions".

(c) Joint Inventions. Subject to Section 7.1(a), the Parties shall jointly own all inventions relating to any Compound or Product or its manufacture or use made jointly by employees, agents and consultants of Promet, on the one hand, and employees, agents and consultants of CoNCERT, on the other hand, on the basis of each Party having an undivided interest in the whole ("Joint Inventions"). Subject to the licenses and other provisions of this Agreement (including Section 7.1(a)), each Party shall have the unrestricted right to use and license Joint Inventions without obtaining consent from, or accounting to, the other Party.

(d) Inventorship. For purposes of determining whether an invention is a Promet Sole Invention, a CoNCERT Sole Invention or a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent Laws.

(e) Further Assurances. Each Party shall execute such documents and take such actions as may be reasonably requested by the other Party to confirm and give further effect to the provisions of this Section 7.1.

7.2 Prosecution and Maintenance of Patent Rights.

(a) Prosecution of CoNCERT Patent Rights. With respect to CoNCERT Patent Rights, CoNCERT and Promet shall cooperate in good faith in connection with the continued prosecution and maintenance by CoNCERT of such CoNCERT Patent Rights. If Promet exercises the Option pursuant to Section 2.1, the out-of-pocket costs and expenses incurred by CoNCERT after the Option Exercise Date to obtain, prosecute and maintain CoNCERT Patent Rights shall be borne one hundred percent (100%) by Promet. CoNCERT shall notify Promet at least ninety (90) days prior to the deadline for entering into national phase with respect to any PCT application included in CoNCERT Patent Rights. No later than sixty (60) days prior to entry into national phase, Promet shall provide CoNCERT with a list of any countries in which Promet would like CoNCERT to file. CoNCERT shall file international patent applications, or designate for national filing and file, in all countries requested by Promet. CoNCERT shall promptly deliver to Promet copies of all official correspondence with the applicable patent and trademark offices in the Territory relating to the CoNCERT Patent Rights and, after the Option Exercise Date shall promptly provide Promet drafts of all proposed material filings and correspondence to any patent authority with respect to the CoNCERT Patent Rights for Promet's review and comment prior to the submission of such proposed filings and correspondences. CoNCERT shall keep Promet informed of the status of all pending patent applications that pertain to any Compound or Product. CoNCERT, its agents and attorneys shall not unreasonably decline to implement or incorporate any comments of Promet regarding any aspect of such patent prosecutions. CoNCERT shall not abandon any CoNCERT Patent Rights (the "Abandoned Patents") without at least ninety (90) days' prior notice to Promet. If CoNCERT decides to abandon any CoNCERT Patent Rights, Promet shall have the option to continue to prosecute and maintain the Abandoned Patents in CoNCERT's name.

(b) Prosecution of Joint Patent Rights. Promet shall be responsible for obtaining, prosecuting and/or maintaining patents and patent applications, in any countries in the Territory, Covering Joint Inventions ("Joint Patent Rights"). The out-of-pocket costs and expenses incurred to obtain, prosecute and maintain Joint Patent Rights shall be borne one-hundred percent (100%) by Promet. Promet shall keep CoNCERT informed of the status of all pending Joint Patent Rights. Promet, its agents and attorneys shall not unreasonably decline to implement or incorporate any comments of CoNCERT regarding any aspect of such patent prosecutions. Promet shall not abandon any Joint Patent Right without at least ninety (90) days' prior notice to CoNCERT. If Promet decides to abandon any Joint Patent Right, CoNCERT shall have the option to continue to prosecute and maintain such Joint Patent Right jointly in both Parties' names, at CoNCERT's sole expense.

(c) Prosecution of Promet Patent Rights. Promet has the sole right, but not the responsibility, to obtain, prosecute and/or maintain the Promet Patent Rights.

(d) Cooperation. Each Party agrees to cooperate fully in the preparation, filing, prosecution, and maintenance of CoNCERT Patent Rights and Joint Patent Rights pursuant to this Section 7.2 and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates, pediatric extensions, and their equivalent with respect thereto. Such cooperation includes: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by this Section 7.2; and (ii) promptly informing the other Party of any matters coming to such Party's attention that may affect the preparation, filing, prosecution, or maintenance of any such patent applications.

7.3 Third Party Infringement.

(a) Notice. Each Party shall promptly report in writing to the other Party during the Term any known or suspected (i) infringement of any of the CoNCERT Patent Rights or Joint Patent Rights, or (ii) unauthorized use or misappropriation of any of the CoNCERT Know-How or Joint Inventions, in the case of either clause (i) or clause (ii), that could reasonably be expected to impact the (A) Development, Manufacture, use or Commercialization of a Compound or Product in the Field in the Territory, or (B) scope of the rights licensed to Promet under ARTICLE II (an "Infringement Claim"), of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such Infringement Claim.

(b) Initial Right to Enforce. Subject to Section 7.3(c), Promet (itself or through its Affiliate or Sublicensee) shall have the first right, but not the obligation, to initiate a suit, or take other appropriate action that it believes is reasonably required to protect (*i.e.*, prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the CoNCERT Intellectual Property and Joint Intellectual Property with respect to an Infringement Claim; provided, however, that Promet shall (i) consult with CoNCERT in good faith with respect to any claim that any CoNCERT Patent Right or Joint Patent Right is invalid or unenforceable and (ii) implement any reasonable comment from CoNCERT regarding any aspect of defending against any such claim described in clause (i). Any such suit by Promet shall be brought either in the name of CoNCERT or its Affiliate, the name of Promet or its Affiliate, or the names of Promet, CoNCERT and their respective Affiliates, as may be required by the

Law of the forum. For this purpose, CoNCERT shall execute such legal papers and cooperate in the prosecution of such suit, including providing full access to documents, information and witnesses as reasonably requested by Promet in connection with such suit, as may be reasonably requested by Promet; provided that Promet shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by CoNCERT in connection with such cooperation. For clarity, as between CoNCERT and Promet, (A) CoNCERT shall have the sole right, but not the obligation, to protect CoNCERT Intellectual Property against any suspected misappropriation or infringement that does not constitute an Infringement Claim and (B) the Parties shall jointly determine by mutual agreement whether and how to protect Joint Intellectual Property against any suspected misappropriation or infringement that does not constitute an Infringement Claim, and the provisions of this ARTICLE VII shall not apply with respect thereto.

(c) Step-In Right. If Promet does not initiate a suit or take other appropriate action that it has the initial right to initiate or take with respect to an Infringement Claim pursuant to Section 7.3(b), then CoNCERT may, in its discretion, provide Promet with notice of CoNCERT's intent to initiate a suit or take other appropriate action. If CoNCERT provides such notice and Promet does not initiate a suit or take such other appropriate action within thirty (30) days after receipt of such notice from CoNCERT, then CoNCERT shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the CoNCERT Intellectual Property. Any suit by CoNCERT shall be either in the name of CoNCERT or its Affiliate, the name of Promet or its Affiliate, or the names of Promet, CoNCERT and their respective Affiliates, as may be required by the Law of the forum. For this purpose, Promet shall execute such legal papers and cooperate in the prosecution of such suit, including providing full access to documents, information and witnesses as reasonably requested by CoNCERT in connection with such suit, as may be reasonably requested by CoNCERT; provided that CoNCERT shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Promet in connection with such cooperation.

(d) Conduct of Certain Actions; Costs. The Party initiating suit or taking other action with respect to an Infringement Claim shall have the sole and exclusive right to select counsel for, and otherwise control, any suit or action initiated by it pursuant to Section 7.3(b) or 7.3(c). The initiating Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to Sections 7.3(b) and 7.3(c), including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate, but not control, and be represented in, any such suit by its own counsel at its own expense.

(e) Recoveries. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any damages, settlements, accounts of profits, or other financial compensation recovered from a Third Party by the Party that assumes control over enforcing any Infringement Claim shall be allocated between the Parties as follows:

(i) first, to reimburse the Parties' actual out-of-pocket expenses (including reasonable counsel fees and expenses) incurred in pursuing such Infringement Claim; and

(ii) second, any remaining amount that represents compensatory damages relating to any Compound or Product (including lost sales or lost profits) shall be deemed Net Sales and paid to Promet, less an amount equal to royalty payments to CoNCERT on such deemed Net Sales in accordance with the royalty provisions of Section 6.3, which amount shall be paid to CoNCERT, and any remaining amount that represents punitive damages shall be shared equally by the Parties.

7.4 Patent Invalidity Claim. Each of the Parties shall promptly notify the other in the event of any legal or administrative action by any Third Party against a CoNCERT Patent Right or Joint Patent Right of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding. CoNCERT shall have the first right, but not the obligation, to defend against any such action involving a CoNCERT Patent Right, and the costs of any such defense shall be at CoNCERT's expense; provided, however, that, in the case of any *inter partes* review or similar post-grant matter before the Patent Trial and Appeal Board or similar administrative body that is based on the same subject matter as any claim or counterclaim in any Infringement Claim or Paragraph IV Claim, Promet shall have the first right, but not the obligation, to defend against any such action involving a CoNCERT Patent Right, and the costs of any such defense shall be at Promet's expense. Promet shall have the first right, but not the obligation, to defend against any such action involving a Joint Patent Right, and the costs of any such defense shall be at Promet's expense. If the Party that has the first right to defend against any such action involving such CoNCERT Patent Right or Joint Patent Right does not do so, then the other Party shall have the right, but not the obligation, to defend such action and any such defense shall be at such other Party's expense. Upon request of the Party that defends against any such action involving a CoNCERT Patent Right or Joint Patent Right, the other Party agrees to join in any such action and to cooperate reasonably with the defending Party, including providing full access to documents, information and witnesses as reasonably requested by the defending Party in connection with such action, provided that the defending Party shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by the other Party in connection with such cooperation.

7.5 Claimed Infringement. Each of the Parties shall promptly notify the other in the event a Party becomes aware that the practice by either Party of the CoNCERT Patent Rights infringes, or is suspected or alleged to infringe, the intellectual property rights of any Third Party in the Territory, and shall promptly provide the other Party with any notice it receives or has received from a Third Party related to such suspected, alleged or actual infringement.

7.6 Patent Term Extensions. Promet shall have the exclusive right and obligation to seek patent term extensions or supplemental patent protection, including supplementary protection certificates, in each country in the Territory in relation to the Products at Promet's expense. CoNCERT and Promet shall cooperate in connection with all such activities, and Promet, its agents and attorneys will give due consideration to all timely suggestions and comments of CoNCERT regarding any such activities; provided that all final decisions shall be made by Promet.

7.7 Patent Marking. Promet shall comply with the patent marking statutes in each country in the Territory in which any Product is sold by Promet, its Affiliates or its Sublicensees.

7.8 Certification under Drug Price Competition and Patent Restoration Act.

(a) Notice. If a Party becomes aware of any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A) or 355(j)(2)(A)(vii)(IV) or its successor provisions, or any similar provision in any country in the Territory other than the U.S., claiming that any CoNCERT Patent Rights or Joint Patent Rights are invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import or sale of a product by a Third Party (a "Paragraph IV Claim"), such Party shall promptly notify the other Party in writing within five (5) Business Days after its receipt thereof.

(b) Control of Response; Recoveries. Promet shall have the first right, but not the obligation, to initiate and control patent infringement litigation for any Paragraph IV Claim; provided, however, that Promet shall (i) consult with CoNCERT in good faith with respect to any claim that any CoNCERT Patent Right or Joint Patent Right is invalid or unenforceable and (ii) implement any comment from CoNCERT regarding any aspect of defending against any such claim. Any suit by Promet shall be brought either in the name of CoNCERT or its Affiliate, the name of Promet or its Affiliate, or the names of Promet, CoNCERT and their respective Affiliates, as may be required by the Law of the forum. For this purpose, CoNCERT shall execute such legal papers and cooperate in the prosecution of such suit, including providing full access to documents, information and witnesses, as may be reasonably requested by Promet; provided that Promet shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by CoNCERT in connection with such cooperation. If Promet elects not to assume control over litigating any Paragraph IV Claim, Promet shall notify CoNCERT as soon as practicable but in any event not later than ten (10) days before the first action required to litigate such Paragraph IV Claim so that CoNCERT may, but shall not be required to, assume sole control over litigating such Paragraph IV Claim using counsel of its own choice. Any suit by CoNCERT shall be either in the name of CoNCERT or its Affiliate, the name of Promet or its Affiliate, or the names of Promet, CoNCERT and their respective Affiliates, as may be required by the Law of the forum. For this purpose, Promet shall execute such legal papers and cooperate in the prosecution of such suit, including providing full access to documents, information and witnesses, as may be reasonably requested by CoNCERT; provided that CoNCERT shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Promet in connection with such cooperation. Any compensation recovered as a result of such litigation shall be allocated as set forth in Section 7.3(e) above.

7.9 Privileged Communications. In furtherance of this Agreement, it is expected that Promet and CoNCERT will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between CoNCERT and Promet, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of CoNCERT Patent Rights, Promet Patent Rights and Joint Patent Rights.

7.10 Settlement. Neither Party shall unilaterally enter into any settlement or compromise of any suit, action or proceeding under this ARTICLE VII that would in any manner alter, diminish, or be in derogation of the other Party's rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.

ARTICLE VIII
CONFIDENTIAL INFORMATION

8.1 Treatment of Confidential Information. During the Term and for five (5) years thereafter, each Party shall maintain Confidential Information (as defined in Section 8.2) of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others (except for agents, directors, officers, employees, consultants, subcontractors, licensees, sublicensees, partners, Affiliates and advisors who have a need to know such information to perform obligations or exercise rights under this Agreement on behalf of such Party (collectively, "Agents") under obligations of confidentiality no less stringent than those set forth in this ARTICLE VIII) or use it for any purpose other than in connection with the Development, Manufacture, use or Commercialization of Compounds or Products pursuant to this Agreement or otherwise to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations hereunder, and each Party shall exercise Commercially Reasonable Efforts to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Agents, which efforts shall be at least as diligent as those generally used by such Party in protecting its own confidential and proprietary information, and in any event no less than reasonable efforts. Each Party will be responsible for any breach of this ARTICLE VIII by its Agents. Either receiving Party may disclose Confidential Information of the disclosing Party (a) to Governmental Authorities in order to comply with applicable Laws, respond to inquiries, requests or investigations by Governmental Authorities, including filing, prosecuting or maintaining Patent Rights as permitted by this Agreement; (b) to comply with the regulations or requirements of any stock exchange; (c) to the extent useful to Develop, Manufacture, use or Commercialize any Compound or Product, including making regulatory filings for any Compound or Product, in accordance with this Agreement; (d) to the extent necessary or useful in order to defend or prosecute litigation; and (e) to potential and actual *bona fide* investors, acquirors and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration; provided that (x) with respect to any disclosure in accordance with Section 8.1(a), (b) or (d), the receiving Party shall promptly provide prior notice of such disclosure to the disclosing Party and use Commercially Reasonable Efforts to avoid or minimize the degree of such disclosure, (y) with respect to any disclosure in accordance with Section 8.1(a) or (d), the receiving Party will use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (z) with respect to any disclosure in accordance with Section 8.1(e),the receiving Party shall obtain the same confidentiality obligations from any Third Parties to which it discloses the Confidential Information of the disclosing Party as it obtains with respect to its own similar types of confidential information, and in any event such obligations shall be no less stringent than those set forth in this ARTICLE VIII.

8.2 Confidential Information. "Confidential Information" means all trade secrets or other proprietary information, including any proprietary data and materials (whether or not

patentable or protectable as a trade secret), that is disclosed by a Party to the other Party. All information disclosed prior to the Effective Date by CoNCERT to Promet pursuant to the Amended and Restated Nondisclosure Agreement by and between the Parties, dated as of February 2, 2017, as amended through the Effective Date (the "Confidentiality Agreement"), shall be deemed "Confidential Information" of CoNCERT. Notwithstanding the foregoing, there shall be excluded from the foregoing definition of Confidential Information any of the foregoing that:

(a) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by a Third Party without any violation of any obligation to the other Party; or

(b) either before or after the date of the disclosure to the receiving Party, becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Agents; or

(c) is independently developed by or for the receiving Party without reference to or reliance upon the disclosing Party's Confidential Information as demonstrated by contemporaneous written records of the receiving Party.

8.3 Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of clinical trials of pharmaceutical products. Accordingly, subject to coordination through designated representatives of each Party, Promet shall be free to publicly disclose the results of clinical trials involving Compounds or Products, subject to prior review by CoNCERT for issues of patentability and protection of its Confidential Information, in a manner consistent with all Laws applicable to Promet and best industry practices. In addition, if Promet intends to publish articles in scientific or medical journals or to make presentations of the results of clinical trials involving Compounds or Products, Promet shall provide CoNCERT through the designated representatives of each Party at its earliest opportunity with any proposed abstracts, manuscripts or summaries of presentations that cover the results of Development of any Compound or Product. CoNCERT shall respond promptly through its designated representative, and in any event no later than fifteen (15) days after receipt of such proposed publication or presentation, or such shorter period as may be required by the publication. If timely requested by CoNCERT, Promet agrees to allow a reasonable period (not to exceed thirty (30) days) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of CoNCERT. In addition, Promet will consider in good faith any comments furnished by CoNCERT to Promet during such period. Promet shall be responsible to assure that its Affiliates and licensees agree to, and comply with, equivalent undertakings in favor of CoNCERT. CoNCERT and its Affiliates may make any publication or public disclosure of any data concerning the Compounds or Products that existed as of the Effective Date, provided that CoNCERT provides Promet at least fifteen (15) days (or such shorter period as may be required by the publication) to review such publication or public disclosure, allows a reasonable period (not to exceed thirty (30) days) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of Promet, and reasonably considers any timely comments provided by Promet with respect to such publication or public disclosure. CoNCERT shall not, and shall cause each of its Affiliates, licensees and sublicensees not to, make any other

publications or public disclosures regarding the Compounds or Products without Promet's prior written consent. If Promet consents to CoNCERT making such publications, CoNCERT shall provide Promet a reasonable opportunity to comment on any such publications and such comments shall not be unreasonably rejected. All publications involving Compounds or Products shall include appropriate acknowledgement consistent with standard scientific practice of any contributions of each Party to the results being publicly disclosed.

8.4 Press Releases and Other Disclosures. The Parties recognize that each Party may from time to time desire to issue press releases and make other public statements or disclosures regarding the subject matter of this Agreement. In such event, the Party desiring to issue a press release or make a public statement or disclosure shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval in advance (except that neither Party shall have any obligation to disclose or approve the disclosure of Confidential Information except to the extent required or permitted pursuant to this ARTICLE VIII). No other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party. Once any public statement or disclosure has been approved in accordance with this Section 8.4, then either Party may appropriately communicate information contained in such permitted statement or disclosure. Notwithstanding the foregoing provisions of this ARTICLE VIII, a Party may (a) disclose the existence and terms of this Agreement where required, as reasonably determined by the disclosing Party, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court and (b) disclose the existence and terms of this Agreement under obligations of confidentiality no less stringent than those set forth in this ARTICLE VIII to agents, advisors, contractors, licensees, sublicensees, and *bona fide* investors, acquirors and other financial or commercial partners, and to potential agents, advisors, contractors, licensees, sublicensees, and *bona fide* investors, acquirors and other financial or commercial partners. To the extent a Party determines in good faith that it is required by applicable Law to publicly file, register or notify this Agreement with a Governmental Authority, including public filings pursuant to securities Laws, it shall provide a proposed redacted form of the Agreement to the other Party a reasonable amount of time prior to filing for the other Party to review such draft and propose changes to such proposed redactions. The Party making such filing, registration or notification shall incorporate any proposed changes timely requested by the other Party, absent a reasonable basis for not making such changes, and shall use Commercially Reasonable Efforts to seek confidential treatment for any terms that the other Party timely requests be kept confidential, to the extent such confidential treatment is reasonably available consistent with applicable Law. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

8.5 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this ARTICLE VIII. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this ARTICLE VIII.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 CoNCERT's Representations. CoNCERT hereby represents and warrants as of the Effective Date as follows:

(a) CoNCERT has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of CoNCERT. CoNCERT has taken all other action required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of Promet, this Agreement constitutes a legal, valid and binding obligation of CoNCERT, enforceable against CoNCERT in accordance with its terms.

(b) The execution and delivery of this Agreement by CoNCERT will not violate any U.S. Law or, to CoNCERT's knowledge, any Law of any Governmental Authority outside the U.S.

(c) The execution and delivery of this Agreement by CoNCERT do not require CoNCERT to obtain any permit, authorization or consent from any Governmental Authority or from any other Person, and such execution and delivery by CoNCERT will not result in the breach of or give rise to any termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which CoNCERT may be a party that relates to the CoNCERT Patent Rights or the CoNCERT Know-How.

(d) Schedule 1.13 is a complete and correct list of all Patent Rights owned by CoNCERT as of the Effective Date that Cover any Compound or Product. No Patent Right that Covers any Compound or Product has been licensed to CoNCERT.

(e) CoNCERT is the legal and beneficial owner of all the Patent Rights identified on Schedule 1.13, free and clear of any liens, mortgages, security interests or other similar encumbrances. All assignments to CoNCERT of ownership rights relating to such Patent Rights are valid and enforceable. All of the Patent Rights listed identified on Schedule 1.13 that are issued patents are in full force and effect, and all applicable filing, maintenance and other fees required to be paid to a patent office with respect to the Patent Rights listed identified on Schedule 1.13 have been timely paid. CoNCERT has the right to grant the licenses granted by it in this Agreement and has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the CoNCERT Intellectual Property in a manner that conflicts with any rights granted to Promet hereunder.

(f) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to CoNCERT's knowledge, threatened against CoNCERT in connection with the Compounds or Products or any CoNCERT Patent Rights, CoNCERT Know-How or against or relating to the transactions contemplated by this

Agreement. CoNCERT has not received any written notice from a Third Party that the Development of any Compound or Product conducted by CoNCERT has infringed, or that any Development or Commercialization of any Compound or Product will infringe, any Patent Rights of any Third Party.

(g) No claim or action has been brought or, to CoNCERT's knowledge, threatened by any Third Party alleging that the CoNCERT Patent Rights are invalid or unenforceable, and no CoNCERT Patent Rights are the subject of any litigation, interference, post-grant review, opposition, cancellation or other proceeding challenging the validity or enforceability of the CoNCERT Patent Rights.

(h) Neither CoNCERT nor, to the knowledge of CoNCERT, any of its directors, officers, employees, agents or subcontractors has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result, in debarment by the FDA under 21 U.S.C. § 335a or any similar state or foreign Law.

9.2 Promet's Representations. Promet hereby represents and warrants as of the Effective Date as follows:

(a) Promet has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of Promet. Promet has taken all other action required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound to authorize such execution, delivery and (subject to obtaining all necessary governmental approvals with respect to the Development, Manufacture, use and Commercialization of Compounds and Products) performance. Assuming due authorization, execution and delivery on the part of CoNCERT, this Agreement constitutes a legal, valid and binding obligation of Promet, enforceable against Promet in accordance with its terms.

(b) The execution and delivery of this Agreement by Promet will not violate any U.S. Law or, to Promet's knowledge, any Law of any Governmental Authority outside the U.S.

(c) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Promet, threatened against Promet in connection with or relating to the transactions contemplated by this Agreement.

(d) The execution and delivery of this Agreement do not require Promet to obtain any permit, authorization or consent from any Governmental Authority or from any other Person, and such execution and delivery by Promet will not result in the breach of or give rise to any termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which Promet may be a party that relates to the Products, Promet Patent Rights or Promet Know-How.

(e) Neither Promet nor, to the knowledge of Promet, any of its directors, officers, employees, agents or subcontractors has been convicted of any crime or engaged in any

conduct that has resulted in, or would reasonably be expected to result, in debarment by the FDA under 21 U.S.C. § 335a or any similar state or foreign Law.

9.3 CoNCERT Covenants. CoNCERT covenants and agrees during the Term that, subject to Promet's, its Affiliates' and Sublicensees' performance of their obligations under this Agreement:

(a) CoNCERT shall not grant to any Third Party any rights that would be inconsistent or conflict with Promet's rights hereunder.

(b) Subject to Section 12.7, CoNCERT shall not assign, transfer, convey or otherwise encumber its right, title and interest in the CoNCERT Intellectual Property in a manner that conflicts with any rights granted to Promet hereunder.

9.4 Promet Covenant. Promet shall conduct, and shall use Commercially Reasonable Efforts to cause its contractors and consultants to conduct, all of their activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted, including applicable requirements of "good laboratory practices", "good clinical practices" and "good manufacturing practices", as applicable, as defined by the FDA.

9.5 No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. IN PARTICULAR, BUT WITHOUT LIMITATION, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY CONCERNING WHETHER ANY OF THE COMPOUNDS OR PRODUCTS ARE FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE X
INDEMNIFICATION

10.1 Indemnification in Favor of CoNCERT. Promet shall indemnify, defend and hold harmless the CoNCERT Parties from and against any and all Losses incurred, suffered or sustained by any of the CoNCERT Parties or to which any of the CoNCERT Parties becomes subject as a result of any Third Party claim, action, suit, proceeding, liability or obligation (which in no event includes any claim by any Promet Party or any CoNCERT Party) (collectively, "Third Party Claims") arising out of, relating to or resulting from:

(a) any misrepresentation or breach of any representation, warranty, covenant or agreement made by Promet in this Agreement; or

(b) the Development and, if the Option is exercised, Manufacture or Commercialization of Compounds or Products by Promet, its Affiliates or Sublicensees, including all Third Party Claims involving death or bodily injury caused or allegedly caused by the use of such a Compound or Product, and even if such a Compound or Product is altered for use for a purpose not intended (any and all such Third Party Claims "Product Liability Claims"); or

(c) any actual or alleged infringement of any trademark, Patent Right or other intellectual property right, or misappropriation of any trade secret, of any Third Party as a result of the Development, Manufacture or Commercialization of Compounds or Products by Promet, its Affiliates or Sublicensees; or

(d) the gross negligence or willful misconduct of any of the Promet Parties (as hereinafter defined) in connection with Promet's performance of this Agreement.

For purposes of this ARTICLE X, "CoNCERT Parties" means CoNCERT, its Affiliates and their respective agents, directors, officers, licensees, sublicensees and employees.

The indemnification obligations set forth in this Section 10.1 shall not apply to the extent that any Loss is the result of (i) a breach of any representation, warranty, covenant or agreement made by CoNCERT in this Agreement or (ii) the gross negligence or willful misconduct of any applicable CoNCERT Party.

10.2 Indemnification in Favor of Promet. CoNCERT shall indemnify, defend and hold harmless the Promet Parties from and against any and all Losses incurred, suffered or sustained by any of the Promet Parties or to which any of the Promet Parties becomes subject as a result of any Third Party Claim arising out of, relating to or resulting from:

(a) any misrepresentation or breach of any representation, warranty, covenant or agreement made by CoNCERT in this Agreement; or

(b) the Development, Manufacture or Commercialization of Compounds or Products by CoNCERT, its Affiliates, licensees (excluding Promet) or sublicensees after any termination of this Agreement, including all Product Liability Claims arising out of any such post-termination Development, Manufacture or Commercialization by CoNCERT, its Affiliates, licensees (excluding Promet) or sublicensees; or

(c) any actual or alleged infringement of any trademark, Patent Right or other intellectual property right, or misappropriation of any trade secret, of any Third Party as a result of the Development, Manufacture or Commercialization of Compounds or Products by CoNCERT, its Affiliates, licensees (excluding Promet) or sublicensees after any termination of this Agreement; or

(d) the gross negligence or willful misconduct of any of the CoNCERT Parties in connection with CoNCERT's performance of this Agreement.

For purposes of this ARTICLE X, "Promet Parties" means Promet, its Affiliates and their respective agents, directors, officers, licensees, sublicensees and employees.

The indemnification obligations set forth in this Section 10.2 shall not apply to the extent that any Loss is the result of (i) a breach of any representation, warranty, covenant or agreement made by Promet in this Agreement, or (ii) the gross negligence or willful misconduct of any applicable Promet Party.

10.3 General Indemnification Procedures.

(a) A CoNCERT Party or Promet Party seeking indemnification pursuant to this ARTICLE X (an "Indemnified Party") shall give prompt notice to the Party from whom such indemnification is sought (the "Indemnifying Party") of the commencement or assertion of any Third Party Claim in respect of which indemnity may be sought hereunder, shall give the Indemnifying Party such information with respect to any indemnified matter as the Indemnifying Party may reasonably request, and shall not make any admission concerning any Third Party Claim, unless such admission is required by applicable Law or legal process, including in response to questions presented in depositions or interrogatories. Any admission made by the Indemnified Party or the failure to give such notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the ability of the Indemnifying Party to defend such Third Party Claim is prejudiced thereby (and no admission required by applicable Law or legal process shall be deemed to result in prejudice). The Indemnifying Party shall assume and conduct the defense of such Third Party Claim, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Subject to the initial and continuing satisfaction of the terms and conditions of this ARTICLE X by the Indemnifying Party, the Indemnifying Party shall have full control of such Third Party Claim, including settlement negotiations and any legal proceedings. If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 10.3, the Indemnified Party may defend the Third Party Claim. If both Parties are Indemnifying Parties with respect to the same Third Party Claim, the Parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of commencement or assertion of such Third Party Claim (or such lesser period of time as may be required to respond properly to such claim), which Party shall assume the lead role in the defense thereof. Should the Indemnifying Parties be unable to mutually agree on which of them shall assume the lead role in the defense of such Third Party Claim, both Indemnifying Parties shall be entitled to participate in such defense through counsel of their respective choosing.

(b) Any Indemnified Party or Indemnifying Party not managing the defense of a Third Party Claim shall have the right to participate in (but not control), at its own expense (subject to the immediately succeeding sentence), the defense. The Indemnifying Party managing the defense shall not be liable for any litigation cost or expense incurred, without its consent, by the Indemnified Party where the action or proceeding is under the control of such Indemnifying Party; provided, however, that, if the Indemnifying Party managing the defense fails to take reasonable steps necessary to defend such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party managing the defense will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

(c) The Indemnifying Party shall not, except with the consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment against, an Indemnified Party arising from any Third Party Claim to the extent such settlement or judgment involves equitable or other non-monetary relief from the Indemnified Party. No Party shall, without the prior written consent of the other Party or the Indemnified Party, enter into any compromise or settlement that commits the other Party or the Indemnified Party to take, or to forbear to take, any action.

(d) The Parties shall cooperate in the defense or prosecution of any Third Party Claim for which indemnity is sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that the Indemnifying Party shall reimburse the Indemnified Party for any out-of-pocket expenses actually and reasonably incurred in connection with any such cooperation.

(e) Any indemnification hereunder shall be made net of any insurance proceeds actually recovered by the Indemnified Party from unaffiliated Third Parties; provided, however, that if, following the payment to the Indemnified Party of any amount under this ARTICLE X, such Indemnified Party recovers any such insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such net indemnification payment) to the Indemnifying Party.

(f) The Parties agree and acknowledge that the provisions of this ARTICLE X represent the Indemnified Party's exclusive recourse with respect to any Losses for Third Party Claims for which indemnification is provided to the Indemnified Party under this ARTICLE X.

10.4 Insurance. During the Term, if the Option is exercised, and thereafter for so long as a Third Party Claim may be brought for which Promet must indemnify CoNCERT pursuant to Section 10.1, Promet shall obtain and maintain, at its sole cost and expense, product liability insurance in amounts that are reasonable and customary in the pharmaceutical industry, but in no event less than $5 million per occurrence or claim, and $10 million in the aggregate, or a comparable program of self-insurance. Such product liability insurance shall insure against all liability, including product liability and property damage arising out of the Development, use or Commercialization of Compounds and Products by Promet, its Affiliates or Sublicensees in the Territory. Without limiting the generality of the foregoing, Promet shall maintain comprehensive general liability insurance, including product liability insurance, to cover its activities and, unless its Affiliates and Sublicensees maintain comparable coverage, the activities of its Affiliates and Sublicensees, with respect to Compounds and Products. Promet shall provide satisfactory evidence of adequate insurance coverage to CoNCERT upon the request of CoNCERT prior to the Option Exercise Date and, upon the written request of CoNCERT, concurrent with any renewal or replacement of such coverage.

ARTICLE XI
TERM AND TERMINATION

11.1 Term. The term of this Agreement (the "Term") shall commence on the Effective Date and, unless earlier terminated as provided in this ARTICLE XI, shall continue in full force and effect until the expiration of the last Royalty Term. On a country-by-country and Product-by-Product basis, upon the expiration of the Royalty Term in such country with respect to such Product, Promet shall have a fully paid-up, perpetual, irrevocable license under the CoNCERT Intellectual Property and CoNCERT's interest in the Joint Intellectual Property with respect to such Product in such country.

11.2 Termination for Failure to Exercise Option. If, for any reason (including a failure to meet the conditions in Section 2.1(b)(i) and (ii) prior to end of the Option Period), Promet does not exercise the Option within the Option Period, then this Agreement shall automatically terminate in its entirety on the day after the last day of the Option Period.

11.3 Termination for Convenience. Promet shall have the right upon sixty (60) days prior written notice to CoNCERT to terminate this Agreement in its entirety for any reason.

11.4 Termination for Cause. In the event of a material breach of this Agreement by a Party, the other Party may give the Party in default notice requiring it to cure such default, which notice shall specify the nature of the breach. If such material breach is not cured within ninety (90) days after receipt of such notice (or within fifteen (15) days in the case of a payment breach), the notifying Party shall be entitled (without prejudice to any other rights conferred on it by this Agreement or under applicable Law) to terminate this Agreement by giving written notice to the defaulting Party. The right of either Party to terminate this Agreement as set forth in this Section 11.4 shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

11.5 Additional Termination by CoNCERT. In the event that CoNCERT has provided written notice to Promet pursuant to Section 5.2, if Promet does not respond to CoNCERT in writing within sixty (60) days of receipt of such notice from CoNCERT and reasonably demonstrate in such response compliance with Promet's obligations under Section 5.1, CoNCERT shall be entitled (without prejudice to any other rights conferred on it by this Agreement or under applicable Law) to terminate this Agreement by giving written notice to Promet.

11.6 Termination for Insolvency. This Agreement may be terminated by a Party upon written notice to the other Party if (a) the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (b) if there shall have been filed against the other Party any such *bona fide* petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or that remains undismissed or unstayed for a period of ninety (90) days or more; or (c) if the other Party by any act or omission shall consent to, approve of or acquiesce in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged or unstayed for a period of ninety (90) days or more. Termination shall be effective upon the date specified in such notice.

11.7 Termination for Challenge of CoNCERT Patent Rights. If Promet or any of Promet's Affiliates or Sublicensees commences an action in any court or tribunal of competent jurisdiction that challenges, opposes or disputes the validity, enforceability or patentability of any CoNCERT Patent Rights, or any of the claims thereof, or supports or assists any Third Party that commences such an action in any such court or tribunal, CoNCERT shall have the right to terminate this Agreement upon notice to Promet; provided, however, that CoNCERT shall not

have a right to terminate if the challenge is brought by a Sublicensee, either directly or indirectly through any Third Party, and Promet or the Affiliate, as the case may be, terminates such Sublicensee's sublicense rights hereunder within thirty (30) days after becoming aware of such challenge.

11.8 Consequences of Termination. If this Agreement (w) terminates automatically pursuant to Section 11.2, (x) is terminated by CoNCERT under Section 11.4, 11.5, 11.6 or 11.7, (y) is terminated by Promet under Section 11.3, or (z) is terminated by Promet under Section 11.4 or 11.6, then the licenses granted to Promet in Section 2.2 and, except as provided in this Section 11.8 and Sections 11.9 and 11.10 (and any Articles and Sections referenced therein), all other rights and obligations of the Parties under this Agreement shall terminate. Upon a termination described in clause (x) (but not clause (w), (y) or (z)) of this Section 11.8, clause (a) shall apply, and, upon a termination described in clause (w), (x) or (y) (but not clause (z)), Promet shall grant, and shall cause any applicable Affiliate to grant, CoNCERT any combination of the following clauses (b) through (f) elected by CoNCERT, provided that (i) upon a termination described in clause (w), only clause (c) and, to the extent that any Promet Intellectual Property, Sublicensee Intellectual Property or Joint Intellectual Property exists as of such termination, clause (e) shall apply, and (ii) Promet shall only be required to grant CoNCERT rights to Sublicensee Materials to the extent permitted in the applicable sublicense agreement(s) with Sublicensee(s) to whom CoNCERT has not granted a direct license pursuant to Section 11.8(a):

(a) Sublicenses. CoNCERT hereby grants, effective automatically upon any termination of this Agreement by CoNCERT pursuant to Section 11.4, 11.5, 11.6 or 11.7, a direct license (subject to all applicable limitations and conditions set forth in this Agreement and the applicable sublicense) to each then-existing Sublicensee, provided that (i) such Sublicensee is not in breach under the applicable sublicense, (ii) such Sublicensee's failure to comply with the terms of its sublicense or other actions or omissions were not a basis for such termination, and (iii) such Sublicensee continues to satisfy all obligations under this Agreement applicable to such sublicense, including the diligence obligations set forth in ARTICLE V and all payments to CoNCERT required under Section 6.3, from and after the date that such direct license becomes effective.

(b) Regulatory Matters. Ownership of all filings with Regulatory Authorities in the Territory relating to Compounds and Products and Regulatory Approvals relating to . Compounds and Products held by Promet or its Affiliates or applicable Sublicensees, including related correspondence with Regulatory Authorities, and Promet shall provide copies thereof to CoNCERT;

(c) Pre-clinical and Clinical Matters. Possession of all pre-clinical and clinical data, including pharmacology and biology data, within the Promet Know-How and applicable Sublicensee Intellectual Property;

(d) Manufacturing Matters. At CoNCERT's option, to be exercised no later than the later of (x) thirty (30) days after the effective date of termination or (y) thirty (30) days after CoNCERT's receipt of the applicable Manufacturing agreements;

(i) use of Commercially Reasonable Efforts by Promet and its Affiliates to effect the assignment of each Manufacturing agreement (including any agreement to which any applicable Sublicensee is a party) specific and exclusive to Compounds or Products to CoNCERT, if such agreement is then in effect and such assignment is permitted under such agreement or by the applicable Third Party; provided that Promet and its applicable Affiliates and applicable Sublicensees shall be released to the extent the applicable Third Party will permit from any obligation arising out of such agreement following such assignment and CoNCERT shall execute such documentation reasonably satisfactory to Promet to effectuate such agreement; provided further that, (A) CoNCERT will bear any costs or expenses payable to the applicable Third Party in connection with assignment of any such agreement and (B) if any such agreement is specific but not exclusive to Compounds or Products, or is not assigned to CoNCERT for any reason, Promet will discuss in good faith with CoNCERT terms upon which Promet and its Affiliates shall use Commercially Reasonable Efforts to provide CoNCERT with the benefits of such agreement to the extent it relates to Compounds or Products for a limited period of time (not to exceed six (6) months) and upon payment of a reasonably acceptable fee to Promet;

(ii) for a period of up to six (6) months following the effective date of termination, (A) cooperation with CoNCERT in reasonable respects to transfer Manufacturing documents and materials within the Promet Know-How and applicable Sublicensee Intellectual Property that are used (at the time of the termination) by Promet or its Affiliates or applicable Sublicensees exclusively in the Manufacture of Compounds and Products to the extent such Manufacturing documents and materials are not obtained by CoNCERT pursuant to the assignment of agreements pursuant to paragraph (i) above, and (B) cooperation with CoNCERT to provide CoNCERT with reasonable access to and right to use such Manufacturing documents and materials in Promet's or its Affiliates' or applicable Sublicensees' possession or Control to the extent they relate to, but are not used exclusively in, the Manufacture of Compounds and Products, subject to appropriate confidentiality and limitation on use protections applicable to such Manufacturing documents and materials;

(iii) for a period of up to six (6) months following the effective date of termination, (A) cooperation with CoNCERT in reasonable respects to transfer Manufacturing technologies within the Promet Intellectual Property and applicable Sublicensee Intellectual Property that are used (at the time of the termination) by Promet or its Affiliates or applicable Sublicensees exclusively in the Manufacture of Compounds and Products, and (B) cooperation with CoNCERT to provide CoNCERT with reasonable access to and right to use such Manufacturing technologies Controlled by Promet or its Affiliates (other than Promet Excluded Affiliates) or applicable Sublicensees to the extent they relate to, but are not used exclusively in, the Manufacture of Compounds and Products and that Promet or such Affiliates or Sublicensees are permitted to provide such access to CoNCERT; provided that CoNCERT shall reimburse Promet for Promet's reasonable out-of-pocket expenses to provide such requested assistance, to the extent such Manufacturing technologies are not obtained by CoNCERT pursuant to the assignment of agreements pursuant to paragraph (i) above; and

(iv) sale of Promet's or its Affiliates' or applicable Sublicensees' then-existing inventory of Compounds and Products to CoNCERT, at Promet's or its applicable Affiliates' or applicable Sublicensees' cost of Manufacture, but only if the following conditions

have been met: (A) such Compounds and Products meet the applicable release specifications; and (B) Promet does not reasonably believe the continued use of such Compounds and Products causes safety concerns;

(e) License Grant. At CoNCERT's option, to be exercised by written notice to Promet no later than thirty (30) days after the effective date of termination, a license, with the right to sublicense, under the Promet Patent Rights, Promet Know-How, Promet's interest in the Joint Intellectual Property, and applicable Sublicensee Intellectual Property, solely to make, have made, use, sell, offer for sale and import Compounds and Products in the Field that were Developed or Commercialized prior to the effective date of termination, which license would be, at CoNCERT's election, either (i) non-exclusive, fully paid-up, non-royalty-bearing, irrevocable and perpetual or (ii) exclusive and royalty-bearing subject to mutual agreement by CoNCERT and Promet on commercially reasonable terms; provided that, notwithstanding the foregoing, with respect to any Promet Patent Rights or Promet Know-How that Promet acquired from a Third Party (by license or otherwise), or any applicable Sublicensee Intellectual Property that the applicable Sublicensee(s) acquired from a Third Party (by license or otherwise), Promet shall only be required to grant to CoNCERT a license to such Promet Patent Rights, Promet Know-How or Sublicensee Intellectual Property to the extent permitted under the applicable agreement with such Third Party, and CoNCERT shall pay Promet or such Third Party, as determined by Promet, any payment due to such Third Party relating to the Compounds and Products; provided further that CoNCERT shall execute such documentation reasonably satisfactory to Promet to effectuate such agreement; and if the license granted to CoNCERT is exclusive, CoNCERT shall have the same enforcement rights with respect to any Promet Patent Rights, Joint Patent Rights and Patent Rights within the Sublicensee Intellectual Property that exclusively Cover Products that are licensed to CoNCERT pursuant to this Section 11.8(e) as Promet has with respect to Infringement Claims pursuant to Section 7.3 (to the extent that Promet or the applicable Sublicensee(s) have such rights with respect to such Promet Patent Rights or Patent Rights within the Sublicensee Intellectual Property, as applicable), provided that any enforcement of Promet Patent Rights, Joint Patent Rights or Patent Rights within the Sublicensee Intellectual Property that Cover subject matter other than such Products shall be performed by CoNCERT only with the consultation and prior agreement of Promet or the applicable Sublicensee, which such agreement shall not unreasonably withheld, delayed or conditioned.

(f) Assignment of Trademarks. Assign to CoNCERT all of Promet's or its Affiliates' or applicable Sublicensees' right, title and interest in any trademark owned by Promet or its Affiliates or applicable Sublicensees and used solely in connection with the Products, along with all associated goodwill.

11.9 Effect of Termination or Expiration; Accrued Rights and Obligations. Termination or expiration of this Agreement for any reason shall not release either Party from any liability that, at the time of such termination or expiration, has already accrued or that is attributable to a period prior to such termination (including payment obligations accrued prior to the effective date of termination or expiration pursuant to ARTICLE VI) nor preclude either Party from pursuing any right or remedy it may have hereunder or at law or in equity with respect to any breach of this Agreement.

11.10 Survival. The rights and obligations set forth in this Agreement shall extend beyond the Term or termination or expiration of this Agreement only to the extent expressly provided for in this Agreement or to the extent required to give effect to a termination or expiration of this Agreement or the consequences of a termination or expiration of this Agreement as expressly provided for in this Agreement. Without limiting the generality of the foregoing, it is agreed that the provisions of ARTICLE I, Sections 2.3, 2.4, 6.1, 6.4 (only for thirty-six (36) months after expiration or termination), 6.5 (only for thirty-six (36) months after expiration or termination), 6.6, 6.7, 6.8, 6.9, 7.1, 7.9, 8.1, 8.2, 8.5, 9.5, ARTICLE X, and Sections 11.1 (last sentence as to any such license that became perpetual and irrevocable prior to expiration or termination), 11.8, 11.9, 11.10 and ARTICLE XII shall survive expiration or termination of this Agreement for any reason.

ARTICLE XII
MISCELLANEOUS

12.1 Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, without regard to its conflicts of laws rules. Each Party (a) irrevocably submits to the exclusive jurisdiction in the U.S. District Court for the Southern District of New York and any state court sitting New York, New York (collectively, the "Courts"), for purposes of any action, suit or other proceeding arising out of this Agreement, and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. Either Party may serve any process required by such Courts by way of notice under this Agreement. Notwithstanding anything to the contrary in this Section 12.1, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in any court of competent jurisdiction, in order to enforce the instituting Party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

12.2 Dispute Resolution. In the event of a dispute arising out of or relating to this Agreement, either Party shall provide written notice of the dispute to the other, in which event the dispute shall be referred to the Senior Executives of each Party, for attempted resolution by good faith negotiations within twenty (20) days after such notice is received. In the event the Senior Executives do not resolve such dispute within the allotted twenty (20) days, either Party may, after the expiration of the twenty (20) day period, seek to resolve the dispute in accordance with Section 12.1.

12.3 Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

12.4 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 12.4 and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile or other electronic transmission. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with confirmation of receipt, if transmitted by facsimile or other electronic transmission (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

Notices to Promet shall be addressed to:

Promet Therapeutics, LLC
7380 Coca Cola Drive, Suite 106
Hanover, MD 21076
Attn: Chief Executive Officer

Notices to CoNCERT shall be addressed to:

CoNCERT Pharmaceuticals, Inc.
99 Hayden Avenue, Suite 500
Lexington, MA 02421
Attn: Chief Executive Officer

With a copy to:

CoNCERT Pharmaceuticals, Inc.
99 Hayden Avenue, Suite 500
Lexington, MA 02421
Attn: General Counsel

Either Party may change its address by giving notice to the other Party in the manner provided above.

12.5 Entire Agreement. This Agreement (including Schedules) and, prior to the Option Exercise Date and subject to Section 7.1(a), the MTA, contain the complete understanding of the Parties with respect to the subject matter of this Agreement and the MTA and supersede all prior understandings and writings between the Parties relating to such subject matter.

12.6 Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. In such event,

the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

12.7 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by any Party without the consent of the other Party; provided, however, that any Party may, without such consent, assign this Agreement, in whole or in part: (a) to any of its respective Affiliates, provided that such Affiliate has acknowledged and confirmed in writing that, effective as of such assignment, such Affiliate shall be bound by this Agreement to the identical extent applicable to the assigning Party; or (b) to any successor in interest by way of merger, acquisition or sale of all or substantially all of its business or assets relating to the subject matter of this Agreement, provided that such successor (if the applicable Party is not the surviving entity in such transaction) agrees in writing to be bound by the terms of this Agreement to the identical extent applicable to the assigning Party. Any purported assignment in violation of this Section 12.7 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Notwithstanding anything to the contrary in Section 2.1(b), if Promet assigns this Agreement to a Third Party pursuant to Section 12.7(b) and, at the time of such assignment, such Third Party has (y) cash and cash equivalents that exceed current liabilities by at least Eight Million Dollars ($8,000,000) and (z) a market capitalization or net worth (*i.e.*, total assets minus total liabilities) of at least Forty Million Five Hundred Thousand Dollars ($40,500,000), then such Third Party may exercise the Option at any time after such assignment and before the end of the Option Period.

12.8 Counterparts; Exchange by Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and that together shall constitute one and the same instrument. Such counterparts may be exchanged by facsimile or PDF (provided that each executed counterpart is transmitted in one complete transmission or electronic mail message). Where there is an exchange of executed counterparts by facsimile or PDF, each Party shall be bound by the Agreement notwithstanding that original copies of the Agreement may not be exchanged immediately. The Parties shall cooperate after execution of the Agreement and exchange by facsimile or PDF to ensure that each Party obtains an original executed copy of this Agreement with reasonable promptness.

12.9 Force Majeure. No Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to a natural disaster, explosion, fire, flood, tornadoes, thunderstorms, earthquake, war, terrorism, riots, embargo, losses or shortages of power, labor stoppage, substance or material shortages, damage to or loss of product in transit not due to a failure by such Party or its Affiliates to exercise reasonable care, events caused by reason of Laws of any Governmental Authority, events caused by acts or omissions of a Third Party not induced or solicited by such Party or its Affiliates, or any other cause reasonably beyond the control of such Party or its Affiliates; provided that such Party uses Commercially Reasonable Efforts to overcome the difficulties created by such force majeure event and to resume performance of its obligations as soon as practicable.

12.10 Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party other than a CoNCERT Party or a Promet Party, as applicable, that is an Indemnified Party under ARTICLE X, and no Third Party shall obtain

any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

12.11 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party's employees or for any employee compensation or benefits of the other Party's employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said other Party's approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the legal relationship under this Agreement of each Party to the other Party shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

12.12 Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

12.13 No Consequential or Punitive Damages. NEITHER PARTY WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 12.13 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS, OR (B) DAMAGES TO WHICH A PARTY MAY BE ENTITLED FOR BREACH OF CONFIDENTIALITY AND LIMITATION ON USE OBLIGATIONS SET FORTH IN THIS AGREEMENT, OR (C) DAMAGES TO WHICH A PARTY MAY BE ENTITLED FOR THE WILLFUL MISCONDUCT, INTENTIONAL BREACH OR FRAUD OF THE OTHER PARTY.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

PROMET THERAPEUTICS, LLC	CoNCERT Pharmaceuticals, Inc.
By: [signature]	By: [signature]
Name: David Young	Name: Roger Tung, President & CEO
Title: Chief Executive Officer	Title:

Schedule 1.13

Current as of 10/4, 2017

Schedule 6.7

CoNCERT Wiring Instructions

Beneficiary Bank: Silicon Valley Bank

Beneficiary Bank Address: 3003 Tasman Drive, Santa Clara, CA 95054

Routing & Transit: 121140399

Beneficiary Name: Concert Pharmaceuticals, Inc.

Beneficiary Account #: 3300530507